Exhibit 99.02

                               CELERITY SOLUTIONS

                              For Immediate Release

           Celerity Solutions Announces Extension of Series A Warrants

Dedham, MA, March 18, 1999 -- Celerity Solutions, Inc. ("Celerity", "the Company", NASDAQ: CLTY, CLTYW), announced today that its Board of Directors has extended its Series A Warrant expiration date for one year to March 31, 2000.

The Company currently has 344,500 Series A Warrants outstanding. Each Warrant entitles the holder thereof to purchase 1.74 Shares of Common Stock at an exercise price of $3.57 per share through March 31, 1999. The Warrants are redeemable by the Company on an all or nothing basis at a redemption price of $0.01 per Warrant, upon 30 days written notice, provided, however, that holders may exercise Warrants at any time prior to the expiration of the 30-day redemption notice period.

In the event that all of the Warrants are exercised, the Company will receive proceeds of approximately $2,150,000. The Company currently plans to use any proceeds received upon exercise of the Warrants to fund working capital requirements and finance the development of software products.


                                      * * *

Celerity Solutions, Inc., provides a unique broad-based offering of supply chain planning and execution products for the manufacturing and distribution industries ranging from Supply Chain Planning through Warehouse Management software products. Celerity, which means "with swiftness of movement", is focused on accelerating customers' materials and products through their supply chains, while optimizing their inventory investment and improving customer service. Celerity's software is designed to integrate planning and transaction-based systems, and to provide real-time visibility to inventory movement throughout the supply chain. Founded in 1982, Celerity has offices in Dedham, Massachusetts; Newark, New Jersey; Chicago, Illinois; Irvine, California; and St. Petersburg, Russia. Some of Celerity's customers include Distribution Dynamics, United Liquors Limited, Corporate Express, Nortel, Pleasant Company, Honeywell, Wesley Jessen, Champion Paper, Image Entertainment, and Methanex Methanol. Additional information is available through the company's Web sites: www.celeritysolutions.com and www.somersetwms.com.

FOR MORE INFORMATION CONTACT - 781.329.1900
    Paul Carr, President and CEO, ext. 218 or Edward Terino, CFO, ext. 229

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those presently anticipated or projected. Celerity cautions readers not to place undue reliance on any forward looking statements, which speak only as to management's expectations on the date hereof. Please refer to Celerity's 1998 Annual Report and quarterly SEC filings for a description of the risks and uncertainties prepared by Celerity. Celerity does not undertake - and specifically declines any obligation - to publicly release the result of any revision which may be made to any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
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